UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            April 18, 2007

Louisville Gas and Electric Company
(Exact name of registrant as specified in its charter)

Kentucky	1-2893	61-0264150
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

220 West Main Street, P.O. Box 32010, Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 627-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an off-balance sheet arrangement of a registrant.

(i)   On April 13, 2007, Louisville Gas and Electric Company (“LG&E” or the “Company”) completed financing transactions involving the issuance of $138 million in long-term indebtedness. The indebtedness is represented by (i) a $70 million, 30-year, unsecured loan from Fidelia Corporation (“Fidelia”), an indirect subsidiary of E.ON AG and an affiliate of KU, which will carry a 5.98% rate of interest and (ii) a $68 million, 24-year, unsecured loan from Fidelia, which will carry a 5.93% rate of interest.  The loan proceeds were used to fund the preferred stock redemption discussed below and to repay certain short-term loans which initially funded a pension contribution made by LG&E during the first quarter 2007.

As part of the transaction, LG&E entered into Loan Agreements with Fidelia, under which agreements the Company has agreed to repay the loans by making principal and semi-annual interest payments as and when due with respect to the indebtedness.

The Loan Agreements contain standard representations, covenants and events of default for arrangements of this type, including acceleration of indebtedness upon certain events of default. Events of default under the Loan Agreements or other transaction documents include a failure to punctually make payments associated with the loan when due; certain bankruptcy or insolvency-related conditions relating to the Company, and departure of the Company from the E.ON group.

(ii)  On April 16, 2007, LG&E and Fidelia amended the terms of two existing loan arrangements in place between the parties.  LG&E entered into an amended loan agreement and replacement notes with Fidelia relating to the following existing LG&E borrowings:  (i) $25 million loan due January 2012 and (ii) $100 million loan due April 2013.

The amended documents terminate a subordinated mortgage lien previously granted by LG&E to Fidelia as security for the existing loans.  The original maturity and interest rates and payment schedules of the loans were not changed.

Item 8.01.  Other Events.

On April 16, 2007, as previously announced, LG&E redeemed all outstanding shares of its three existing series of preferred stock for approximately $92 million.  LG&E paid redemption prices of $28 per share for the 5% Series Cumulative Preferred, $100 per share for the $5.875 Series Cumulative Preferred and $100 per share for the Auction Rate, Series A Cumulative Preferred.  The redemptions were pursuant to existing provisions applicable to each series.

Item 9.01  Financial Statements and Exhibits

Exhibits:

4.1.                              Loan Agreement and Promissory Note, each dated April 13, 2007, between LG&E and Fidelia.

4.2.                        Loan Agreement and Promissory Note, each dated April 13, 2007, between LG&E and Fidelia.

4.3                                 Amendment, dated April 16, 2007, to Loan and Security Agreement, dated August 15, 2003 and two Amended and Restated Notes, each dated April 16, 2007, among LG&E and Fidelia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISVILLE GAS AND ELECTRIC COMPANY

Dated: April 18, 2007	BY:	/s/ S. Bradford Rives
S. Bradford Rives
Chief Financial Officer